Exhibit 99.1

Contact:	Allison + Partners
Provectus Biopharmaceuticals, Inc.	Tom Smith, Managing Director –
Timothy C. Scott, President	Investor Relations
Phone: 866-594-5999	Phone: 646-428-0653

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS APPOINTS BRUCE HOROWITZ AND DOMINIC RODRIGUES AS SPECIAL ADVISERS TO THE BOARD OF DIRECTORS

Eric Wachter, Ph.D., Co-Founder and Chief Technology Officer, Makes

$2.5 Million Investment Commitment to Provectus

KNOXVILLE, TN, February 23, 2017 — Provectus Biopharmaceuticals, Inc. (OTCQB: PVCT, www.provectusbio.com) (“Provectus” or the “Company”), a clinical-stage oncology and dermatology biopharmaceutical company, today announced that it has appointed Bruce Horowitz and Dominic Rodrigues as special advisers to the Company’s Board of Directors. Mr. Horowitz and Mr. Rodrigues will advise the board on financial and corporate strategy.

Provectus also announced that it had received an investment commitment of up to $2.5 million from Eric Wachter, Ph.D., Co-Founder and Chief Technology Officer, as previously outlined in an 8-K filing on February 21, 2017. These funds will be used from time to time, as the Company requires, for its clinical development programs and corporate operations. The investment will be made as a loan that would convert into the Company’s next equity financing.

Alfred E. Smith IV, Chairman of the Board of Provectus, said, “The appointments of Bruce Horowitz and Dominic Rodrigues as special advisers to the Company’s Board of Directors will aid the board in creating a financial and corporate environment conducive to carrying out our development of PV-10, our investigational oncology drug, and PH-10, our investigational dermatology drug. Both men have longstanding, independent relationships with Provectus and a deep understanding of the Company’s work. I am very pleased that Provectus will be able to count on their expertise as we focus on principles of transparency and integrity in all matters, and effective stewardship of Company resources.”

Mr. Smith added, “The Board of Directors also wishes to publicly thank Dr. Wachter for his investment commitment of up to $2.5 million to help advance Provectus’ important work. This action demonstrates his unwavering dedication to the Company’s mission and strong support of its clinical programs.”

Mr. Horowitz has been an independent consultant for Provectus for more than a decade. As the Managing Director of Capital Strategists, LLC, he has focused on corporate strategic planning for and capital markets formation of domestic and international private and public companies. Earlier in his career Mr. Horowitz managed the equity trading department at Laidlaw Equities and private equity investments at Drake Capital Securities, where he was Senior Vice President. He was also a partner at Stanley Capital, a private equity buyout firm, and a charter member of the New York Futures Exchange. Mr. Horowitz holds a law degree from Benjamin N. Cardozo School of Law in New York City and a business and political science degree from Washington University in St. Louis.

Mr. Horowitz said, “I am pleased to be working with the board of Provectus at this critical time in the Company’s development, and to advise on the board’s efforts to complete the research efforts for these important compounds.”

Mr. Rodrigues is an Adjunct Professor of Finance in the Lee Business School at the University of Nevada, Las Vegas. In that role, he draws upon his finance, corporate development, and leadership experiences at various companies including SAIC Venture Capital Corporation, where he was an observer or member of the board of directors of 11 different firms. Mr. Rodrigues currently serves as a member of the audit & finance committee of a large non-profit organization. He holds business, economics, and engineering degrees from The Wharton School, the London School of Economics, the Massachusetts Institute of Technology, and the University of Toronto. Mr. Rodrigues also is a Chartered Financial Analyst.

Mr. Rodrigues said, “I have closely followed Provectus for a decade and my due diligence on PV-10 shows that it has the potential to be a valuable weapon in the war on cancer when research trials are completed. We owe it to patients and physicians to finish the work, and I am pleased to be working with the Company’s board members to advise them on financial and corporate strategy.”

About Provectus

Provectus is a clinical-stage biopharmaceutical company developing new therapies for the treatment of solid tumor cancers and dermatologic diseases. Provectus’ investigational oncology drug, PV-10, is an oncolytic immunotherapy currently enrolling patients in Phase 3 clinical trials for metastatic melanoma. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug, has completed Phase 2 clinical trials as a treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.provectusbio.com or contact Allison + Partners.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, as supplemented by those described in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016) and the following:

•	Provectus’ potential receipt of sales from PV-10 and PH-10, transaction fees, licensing and royalty payments; payments in connection with the Company’s liquidation, dissolution or winding up, or any sale, lease, conveyance or other disposition of any intellectual property relating to PV-10 or PH-10.

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own; and

•	whether our securities remain listed on the NYSE MKT.

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